Registration No. 333-
As filed with the Securities and Exchange Commission on August 14, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             DETECTION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               NEW YORK                                     16-0958589
(State or other jurisdiction of
incorporation or organization)                 (IRS Employer Identification No.)

                              130 PERINTON PARKWAY
                            FAIRPORT, NEW YORK 14450
                                  716-223-4060
        (Address, including zip code, and telephone number including area code, of registrant's principal executive office)
                     --------------------------------------
                          Karl H. Kostusiak, President
                             Detection Systems, Inc.
                              130 Perinton Parkway
                            Fairport, New York 14450
                                  716-223-4060
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                     --------------------------------------
                        Copies of all communications to:

                              Justin P. Doyle, Esq.
                       Nixon, Hargrave, Devans & Doyle LLP
                           Clinton Square, Suite 1300
                            Rochester, New York 14604
                     --------------------------------------
Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
 _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      -2-



                         CALCULATION OF REGISTRATION FEE

                       Proposed                                      Proposed                Amount of
Securities to         Amount to be        Maximum Offering         Maximum Aggregate       Registration
be Registered          Registered         Price Per Share*          Offering Price*             Fee

Common Stock
$.05 par value         28,161                $8.3125                 $234,088                $69.06


*Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low trade prices for the registrant's Common Stock on The Nasdaq Stock Market on August 11, 1998.

PROSPECTUS


                             DETECTION SYSTEMS, INC.


                              28,161 Common Shares
                           Par Value of $.05 Per Share


         This Prospectus relates to up to 28,161 shares of common stock (the "Shares") of Detection Systems, Inc., a New York corporation (the "Company"), all of which may be offered from time to time by the selling shareholder named herein (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of the Shares. The Shares, which are restricted stock, are being registered pursuant to agreements in which the Company granted the Selling Shareholder certain registration rights with respect to the Shares.

         The common stock of the Company (the "Common Stock") is traded on The Nasdaq Stock Market. The average of the high and low trade prices of the Common Stock as reported on The Nasdaq Stock Market on August 11, 1998 was $8.3125 per share. The Company will bear the costs relating to the registration of the Shares, which are estimated to be approximately $4,569.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is August 12, 1998.

                                TABLE OF CONTENTS

Available Information      .......................................        2
Incorporation of Certain Information by Reference.................        2
The Company                .......................................        3
Selling Shareholder        .......................................        3
Plan of Distribution       .......................................        3
Legal Matters              .......................................        4
Experts                    .......................................        4
Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities................................        4


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Quotations relating to the Common Stock appear on The Nasdaq Stock Market. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission, as they may have been amended, are incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on July 14, 1998;

         (b) The Company's Proxy Statement relating to its 1998 Annual Meeting of Stockholders filed with the SEC on July 20, 1998;

         (c) The Form 12b-25 filed by the Company with the SEC on June 30, 1998;

         (d) The Company's Quarterly Report Amendment on Form 10-Q/A for the quarter ended September 30, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on August 11, 1998;

         (e) The Company's Quarterly Report Amendment on Form 10-Q/A for the quarter ended December 31, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on August 11, 1998; and

         (f) The description of the Company's Common Stock contained in Exhibit 4 to the Company's 1993 Annual Report on Form 10-K (File No. 0-8125), including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), and 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby, as they may be amended, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents, which also are incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to the Company's principal executive offices: Attn: Secretary, 130 Perinton Parkway, Fairport, New York 14450, telephone number (716) 223-4060.


                                   THE COMPANY

         Detection Systems, Inc. designs, manufactures and markets electronic detection, fire and access control and communication equipment for the electronic protection industry.


                               SELLING SHAREHOLDER

         All of the Shares described in this Prospectus will be beneficially owned immediately after registration by the holder listed below:

Name of Selling         Shares Owned                          Shares Owned
 Shareholder (1)        Prior Offering    Shares Offered      After Offering(2)

Eibert Fjellman              28,161            28,161                 -0-
--------------
(1) The Selling Shareholder has not held any office with the Company during the last three years.

(2) All amounts are less than 1% of the issued and outstanding shares of common stock of the Company.


                              PLAN OF DISTRIBUTION

                  The distribution of the Shares by the Selling Shareholder may be effected from time to time in one or more transactions on The Nasdaq Stock Market, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in negotiated transactions (including, without limitation, privately negotiated transactions), through the writing of options on the Shares, or through the issuance of other securities convertible into shares of the Shares (whether such options or other securities are listed on an options or securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                  Any or all of the Shares may be sold from time to time to purchasers directly by the Selling Shareholder. Sales of Shares also may be made pursuant to Rules 144, 144A or 904 of the Securities Act, provided that the requirements of such rules, including, without limitation, any applicable holding periods and manner of sale requirements, are met. Alternatively, the Selling Shareholder may from time to time offer any or all of the Shares through underwriters, dealers, brokers or agents, including in transactions in which any such underwriters, dealers, brokers or agents solicit purchasers, in block transactions or in transactions in which any such underwriters, dealers, brokers, or agents will attempt to sell such shares of Shares as an agent but may resell such shares of Shares as a principal pursuant to this Prospectus.

                  Any underwriters, dealers, brokers or agents participating in the distribution of the Shares offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Shareholder and/or purchasers of Shares for whom they may act as agents (which compensation may be in excess of customary commissions). In addition, the Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of shares of the Shares may be deemed to be underwriting compensation. Additionally, the Selling Shareholder may pledge the Shares, and in such event agents or dealers may acquire the Shares or interests therein, and may, from time to time, effect distribution of shares of the Shares or interests in such capacity.

                  At the time any underwritten or coordinated distribution of the Shares is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any participating underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle LLP, Clinton Square, Suite 1300, Rochester, New York 14604.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of March 31, 1998 and 1997 and each of the three years in the period ended March 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said form as experts in auditing and accounting.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

         SEC Registration Fee                                   $     69
         Accountant's Fees                                         1,000
         Legal Fees                                                3,000
         Miscellaneous                                               500
                                                                    ----
         Total                                                    $4,569

Item 15. Indemnification of Directors and Officers

         The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

         Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

         The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

         Article V, Section 2 of the Company's By-Laws contains provisions requiring indemnification by the Company of its directors and officers against certain liabilities and expenses which they may incur as directors and officers of the Company or of certain other entities in accordance with Sections 722-723 of the BCL.

         Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Company maintains insurance coverage under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 16. List of Exhibits

     Exhibit
     Number   Description                             Location

     4(a)     Certificate of Incorporation            Incorporated by
                                                      reference to Exhibit 3(a)
                                                      to the registrant's
                                                      1997 Annual Report
                                                      on Form 10-K

     4(b)     By-laws                                 Incorporated by
                                                      reference to Exhibit 3(b)
                                                      to the registrant's
                                                      1997 Annual Report
                                                      on Form 10-K

      5       Opinion of Counsel of Nixon, Hargrave   Filed herewith
              Devans & Doyle, LLP

    23(a)     Consent of PricewaterhouseCoopers LLP   Filed herewith
              as Independent Accountants

    23(b)     Consent of Nixon, Hargrave, Devans &    Included in Exhibit 5
              Doyle LLP

    24        Power of Attorney                       Included on signature page

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act if 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on August 12, 1998.

                                           DETECTION SYSTEMS, INC.

                                           /s/Karl H. Kostusiak
                                           Karl H. Kostusiak
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Karl H. Kostusiak and Frank J. Ryan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Karl H. Kostusiak      President and Director                 August 12, 1998
Karl H. Kostusiak         (Principal Executive Officer)


/s/Frank J. Ryan          Vice President and Secretary/Treasurer August 12, 1998
Frank J. Ryan             (Principal Financial Officer)


/s/Christopher P. Gerace  Chief Accounting Officer               August 12, 1998
Christopher P. Gerace     (Principal Accounting Officer)


/s/Donald R. Adair        Director                               August 12, 1998
Donald R. Adair


/s/Mortimer B. Fuller III Director                               August 12, 1998
Mortimer B. Fuller, III


/s/David B. Lederer       Director                               August 12, 1998
David B. Lederer


/s/Edward C. McIrvine     Director                               August 12, 1998
Edward C. McIrvine